Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-2565777) pertaining to the Amended and Restated Equity Participation Plan of Oil States International, Inc.; and

2)	Registration Statement (Form S-8 No. 333-63050), pertaining to the Deferred Compensation Plan of Oil States International, Inc.

of our reports dated February 22, 2022, with respect to the consolidated financial statements of Oil States International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Oil States International, Inc. and subsidiaries, included in this Annual Report (Form 10‑K) of Oil States International, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Houston, Texas
February 22, 2022